Exhibit 10.3

THIRD AMENDED AND RESTATED

NATIONWIDE FINANCIAL SERVICES, INC.

1996 LONG-TERM EQUITY COMPENSATION PLAN

NVA Target Award Opportunity

Date

Name

Address

Address

Dear Name:

Congratulations on your selection as a Participant in the Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan (the “Plan”) and your receipt under the Plan of an NVA Target Award Opportunity.

This agreement, which includes Annex A hereto, (the “Award Agreement”), together with the Plan (available on the Human Resources/Executive Performance and Rewards Services Website), provides a complete detail of your rights with respect to your Award Opportunity. If there is any inconsistency between the terms of this agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms used in this Award Agreement have the same meaning as in the Plan, unless otherwise defined in this Award Agreement.

You are being asked to read and understand your rights under the Plan, this Award Agreement (including Annex A attached), and the terms and conditions which may limit your rights under your Award Opportunity.

Please sign and return the attached signature page as acceptance of the terms and conditions hereof and your participation in the Plan by [date], 2006.

Following are the key terms of your Award Opportunity:

NVA Target Award Opportunity
NVA Performance Period: January 1, 2006 through December 31, 2006 Target NVA Award:* $

*This is the amount that would be credited to your “NVA Award Bank” (described in Annex A) if target levels of NVA performance (described in Annex A) are achieved over the NVA Performance Period. As explained below, your NVA Award Bank will be credited (or debited) based on actual NVA performance and there is no guaranty that the target annual contribution will be achieved.

Further terms and conditions applicable to your Award Opportunity are set forth in the Plan and Annex A hereto, each of which are integral parts of this Award Agreement and are hereby incorporated by reference. The terms and conditions contained in Annex A hereto supersede the terms and conditions contained in any prior Award Opportunity documents (including any attached Annexes).

Please refer any questions you may have regarding your Award Opportunity to Beth Owens, Director, Compensation and Benefits at (614) 249-3544. Once again, congratulations on receipt of your Award Opportunity.

Sincerely,

Nationwide Mutual Insurance Company

Terri L. Hill

Executive Vice President-Chief Administrative Officer

Please acknowledge your agreement to participate in the Plan, to accept your Award Opportunity, and to abide by all of the governing terms and conditions of the Plan and this Award Agreement, by signing the following representation:

Agreement to Participate

By signing a copy of this Award Agreement and returning it to Beth Owens, Compensation and Benefits (1-26-11), [a] I acknowledge that I have read the Plan and this Award Agreement (including Annex A hereto), and that I fully understand all of my rights under the Plan and this Award Agreement (including Annex A hereto), as well as all of the terms and conditions which may limit my rights under my Award Opportunity and [b] I consent to the adjustment of my NVA Award Bank balance to reflect the true-up adjustments approved by the Committee relating to the prior overstatement of NVA performance. I further acknowledge and agree that the Company at its discretion may combine/transfer the NVA Award bank balance under the Plan to my NVA Award Bank under the Amended and Restated Nationwide Property and Casualty Long-Term Performance Plan, as may be further amended from time to time. Without limiting the generality of the preceding sentence, I understand that my rights under my Award Opportunity may be adversely affected (as described in this Award Agreement) if my employment terminates during the Performance Period.

[Participant’s Name] (please print)	Participant’s Signature

Please note: Sign and return one copy of this Award Agreement to Beth Owens, Compensation and Benefits (1-26-11) and retain one copy for your records.

ANNEX A

NVA Target Award Opportunity

It is understood and agreed that the NVA Target Award Opportunity evidenced by the Award Agreement to which this is annexed is subject to the following additional terms and conditions.

1.

Overview of Your NVA Target Award Opportunity. As described below, your NVA Target Award Opportunity provides you with an opportunity to have your NVA Award Bank credited (or debited) based on the Enterprise’s NVA performance over the NVA Performance Period, and to receive a distribution equal to 1/3 of any positive balance in your NVA Award Bank after the close of the NVA Performance Period.

a)

NVA Award Bank. The Company will maintain a bookkeeping account in your name (your “NVA Award Bank”) and, based on the Enterprise’s NVA performance over the NVA Performance Period, will credit (or debit) your NVA Award Bank as soon as practicable after the last day of the NVA Performance Period in accordance with the following formulas:

i)	NIACC:

NIACC  =  50%  x  Target  x   [Actual Return Rate]

Cost of Capital *

ii)	CHANGE IN NIACC:

CHANGE IN NIACC  =  50%  x  Target  x  [1 + (3 x (Change in NIACC - (.5% x Year-End Capital)))]

Hurdle Net Income

iii)	“Actual Return Rate” = Adjusted GAAP Income

Average CapitalYear1

iv)	“Hurdle Net Income” = Cost of Capital x Average Capital Year1

You will be notified of the Enterprise’s NVA and NIACC performance as soon as practicable after the last day of the NVA Performance Period.

b)	Determination of NVA Performance. NVA performance will be determined by the Committee based on the following metrics:

i)	NIACC. NIACC is measured based on the incremental change in Enterprise value created by the current year’s economic results, as follows:

NIACC  =  adjusted GAAP net income  -  [average adjusted GAAP capital  x  Cost of Capital]

Target NIACC performance is achieved if NIACC equals zero.

ii)	CHANGE IN NIACC. Change in NIACC is measured based on the change in NIACC from one year to the next during the NVA Performance Period, as follows:

Change in NIACC  =  NIACC Year1  -  NIACC Year0

Target CHANGE IN NIACC is achieved if CHANGE IN NIACC multiplied by three (3) equals one-half of one percent (0.5%) times the year-end capital.

*For purposes of this Award Agreement, Cost of Capital means the expected return for the Enterprise given its risk profile. The Committee shall determine the Cost of Capital at least annually and communicate the Cost of Capital percentage to you within a reasonable time after the determination is made.

c)

Distribution. Subject to Section 2 below, you will receive a distribution equal to 1/3 of any positive balance in your NVA Award Bank (less applicable tax withholding) as soon as practicable after the Committee credits (or debits) your NVA Award Bank pursuant to subsection 1(a) above; provided, however, that such payment shall in all events be made within the calendar year immediately following the close of the NVA Performance Period.

No distribution will be made if, after the credit (or debit) is made to your NVA Award Bank pursuant to subsection 1(a) above, your NVA Award Bank has a negative balance; however, in no event will you be obligated to make a payment to the Company (or repay an amount previously distributed) because of a negative balance in your NVA Award Bank.

Your NVA Award Bank, reduced by any distribution made pursuant to this subsection 1( c), will be carried forward and added to the next NVA Target Award Opportunity that you receive.

2.

Termination. If your employment terminates prior to the last day of the NVA Performance Period, the Company’s obligation to make a contribution to your NVA Award Bank pursuant to subsection 1(a) above and your right to receive a distribution pursuant to subsection 1(c) above shall be as follows:

a)

Termination of Employment due to Death, Disability or Retirement. If your employment is terminated during the NVA Performance Period by reason of your death, Disability or Retirement, a pro-rata award for the NVA Performance Period will be credited (or debited) to your NVA Award Bank and you will receive three equal distributions from your NVA Award Bank. Each distribution will be equal to 1/3 of any positive balance in your NVA Award Bank after the prorated amount is credited (or debited) pursuant to the preceding sentence, less applicable tax withholding (the “Termination Distributions”). The Termination Distributions shall be made at the same time distributions from NVA Award Banks are made to other participants in the three calendar years immediately following the NVA Performance Period for this NVA Award. If distributions are not made to other Participants in such years, the Termination Distributions shall be made on such dates in the three applicable calendar years as the Committee shall determine. However, payment from the NVA Award Bank may be accelerated if your termination of employment is due to your death and the beneficiary of your Award is your estate. The executor or other authorized representative of your estate may request acceleration of the distribution method otherwise applicable pursuant to this Award Agreement. For purposes of clarity, except for prorated credits or debits made pursuant to the first sentence of this Section 2(b), no credits or debits will be made to or from your NVA Bank Award following termination of employment.

b)

Termination of Employment for Other Reasons. If your employment terminates during the NVA Performance Period for any reason other than death, Disability or Retirement, your NVA Target Award Opportunity and your NVA Award Bank shall be forfeited; provided, however, that unless your employment is terminated for Cause, the Committee, in its sole discretion, may make a prorated credit (or debit) to your NVA Award Bank and may allow you to receive a prorated amount of the distribution you would have received in [2007] had your employment not terminated (the “Prorated Distribution”). The proration of any such Prorated Distribution shall be based on the portion of the NVA Performance Period that you were employed, and shall be paid (subject to applicable tax withholding) at the same time distributions from NVA Award Banks are made to other Participants in [2007]. If distributions are not made to other Participants in such calendar year, distributions shall be made on such date in [2007] as the Committee shall determine. The remaining portion of your NVA Award Bank shall be forfeited.

3.	Retirement. For purposes of your NVA Target Award Opportunity, “Retirement” shall mean termination of your employment with the Company on or after the date on which you shall have:

a)	Attained Normal Retirement Age;

b)	Attained age 55 and completed 180 Months of Vesting Service; or

c)	Attained age 62 and completed 60 Months of Vesting Service, whichever is earliest.

For purposes of this Section 3, Normal Retirement Age and Months of Vesting Service shall have the meanings assigned to them in the Nationwide Retirement Plan.

4.

Cause. For purposes of your NVA Target Award Opportunity, “Cause” shall mean (a) willful misconduct on your part that is materially detrimental to the Company; or (b) your conviction of a felony or crime involving moral turpitude; provided, however, that if you have entered into an employment agreement that is binding as of the date of employment termination, and if such employment agreement defines “Cause,” such definition of “Cause” shall apply. “Cause” under either (a) or (b) shall be determined in good faith by the Committee in its sole discretion.

5.

Tax Withholding. The Company shall have the power and right to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable federal, state, and local tax withholding obligations arising with respect to your NVA Target Award Opportunity.

6.

Section 409A Compliance. To the extent applicable, it is intended that the terms of this NVA Award Opportunity (and any deferral thereof) comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision hereof or in the Plan (and any rights conveyed hereby or thereby) that would cause this NVA Target Award Opportunity and any amounts payable with respect to this NVA Target Award Opportunity (or any other plan or award) to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A. In addition, payment of amounts under this Agreement may be delayed for up to six months following termination of your employment if (and to the extent) deemed necessary by the Committee to comply with Section 409A(a)(2)(B) of the Code.